Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100891 on Form S-8 and Registration Statement No. 333-114022 on Form S-3 of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedules of Wynn Resorts, Limited, Wynn Resorts, Limited management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited, included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 27, 2007